EXHIBT 99.1
[Grant Prideco Letterhead]
     (a)      FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com
Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com
GRANT PRIDECO REPORTS FOURTH QUARTER DILUTED
EPS OF $0.59, INCLUDING $0.04 TAX REVERSAL
HOUSTON, TEXAS, February 8, 2006 — Grant Prideco, Inc. (NYSE:GRP) announced that its fourth quarter 2005 net income increased by 174% to $78.4 million ($0.59 per diluted share) on record revenues of $388.7 million. Net income included $4.9 million ($0.04 per diluted share) from the reversal of a deferred tax valuation reserve. These results compare to net income of $28.6 million ($0.23 per diluted share) on revenues of $283.1 million in last year’s fourth quarter. Each of the Company’s operating segments reported significantly improved results, reflecting the continued strong market activity. The Company’s backlog increased to a record $813.6 million at December 31, 2005 up from $742.5 million as of the end of the previous quarter.
For the year, the Company reported net income of $189.0 million ($1.45 per diluted share) on revenues of $1.35 billion compared to 2004 income from continuing operations of $64.8 million ($0.51 per diluted share) on revenues of $945.6 million. The 2005 year to date results includes refinancing charges of $57.1 million ($0.30 per diluted share) related to the Company’s comprehensive debt restructuring program.
Operating Income Margins Increased to 24%
Consolidated revenues increased by $105.6 million, or 37%, compared to last year’s fourth quarter as the worldwide rig count increased 18% during the same period. Consolidated operating income margins increased to 24% from 20% for the same period. This increase is primarily due to pricing gains and a favorable product mix at the Company’s Tubular Technology and Services segment and overhead efficiencies in the Drill Bits segment.

Gross profit margins decreased slightly primarily due to a shift in product mix at the Drilling Products and Services segment; however, other operating expenses (sales and marketing, general and administrative and research and engineering) were reduced to 18% of revenues from 23% for the same period. This improvement primarily reflects reductions in sales and marketing expenses at certain foreign locations at the Company’s Drill Bits segment and overhead cost focus at Tubular Technology and Services.
Other Items
Interest expense decreased by $5.8 million reflecting lower year-over-year debt balances due to significant free cash flow generated during 2005 and a reduction in the average interest of approximately 3.25%. Equity income from the Company’s unconsolidated affiliates increased to $24.4 million from $2.7 million, which primarily reflects increased earnings at Voest-Alpine Tubulars (VAT). VAT is benefiting from increased volume and pricing improvements for seamless OCTG products and reflects an unusually large Middle East order during the quarter. In addition, losses from the Company’s IntelliServ operation, previously accounted for as an equity investment, are now included in operating income. Other expense decreased by $1.7 million primarily due to decreased foreign exchange losses.
The Company’s effective tax rate was 27.2% for the fourth quarter (31.1% for the full year) as compared to 32.6% in prior year’s fourth quarter. The decrease from last year’s fourth quarter is primarily due to a $4.9 million reversal of a deferred tax valuation reserve. The valuation reserve was reduced due to higher expected foreign source income which is expected to enable the Company to utilize additional foreign tax credit carryforwards.
The Company’s debt to book capitalization was 18.4% at December 31, 2005. Netting the cash balance of $28.2 million brings the net debt to book capitalization to 16.1%.
Acquisition
During the fourth quarter, the Company purchased the remaining 30% interest in one of its Chinese operations, Grant Prideco Jiangsu (GPJ) (formerly known as Jiangsu Shuguang Grant Prideco Tubular Limited (JSG)) for approximately $10.5.
SEGMENT RESULTS
Drilling Products and Services
Revenues for the Drilling Products and Services segment were a record $173.0 million during the quarter, which represents a 36% increase over last year’s fourth quarter. This reflects increased revenues across all of this segment’s product lines, including drill pipe, tool joints and drill collars. Drill pipe footage sold increased by 30% and drill pipe production was operating at substantially full capacity by year end. Operating income increased to $49.6 million, compared to $39.5 million for the same period last year.

Operating income margins decreased slightly to 29% from 31% in last year’s fourth quarter due to a shift in product mix to smaller-diameter drill pipe and a lower percentage of premium product sales. Backlog for this segment increased to a record $656.6 million at December 31, 2005.
Drill Bits
Revenues for the Drill Bits segment increased by 25% to a record $114.4 million. This improvement mainly reflects an 18% increase in the worldwide rig count and improved pricing. The largest increases occurred in the international markets, coupled with incremental sales related to the Corion acquisition in July 2005. Operating income margins increased to 27% from 21% in last year’s fourth quarter primarily due to a retrenchment from lower margin foreign operations. During the quarter, ReedHycalog introduced its new Raptor™ cutters for use in fixed-cutter drill bits. Raptor cutters are the latest generation Thermostable PDC cutters that are more heat and abrasion resistant than the previously highest grade PDC material.
Tubular Technology and Services
Revenues for the Tubular Technology and Services segment increased by 58% to a record $101.3 million. Operating income margins almost doubled to 28% from 15% in last year’s fourth quarter. These increases were primarily due to strong market activity reflecting increased volumes and pricing improvements across all of this segment’s product lines. Backlog declined by $8.7 million during the quarter due to the delivery of early year bookings at TCA and an effort to reduce lead times at the U.S. Premium threading facilities.
     Corporate/Other
     Corporate/Other expenses for the fourth quarter of 2005 increased to $15.7 million from $12.0 million for the same period last year. This increase is primarily due to start-up costs associated with IntelliServ, which the Company began consolidating after its acquisition in September 2005.
     CEO COMMENTS
     Chairman and CEO, Michael McShane commented, “We are pleased to report record results for the quarter and for the year. Continued strong drilling activity, along with internal efficiencies, has resulted in operating income margins of at least 27% in each of our three operating segments. On the technology front, we introduced the Raptor™ fixed cutter during the quarter, which early results indicate is delivering significant improvements in drilling efficiency for our customers, and we received our first commitment on our IntelliServ™ drillpipe telemetry system shortly after the end of the year.

     “Our backlog increased another 10% from last quarter to $813.6 million, and we have strong earnings momentum as we move into 2006. We are currently forecasting that the average rig count will increase approximately 8% to 10% from last year. This activity increase, combined with improved pricing leads us to forecast that our 2006 earnings will be in the range of $2.40 to $2.60 per diluted share. This forecast includes $0.02 per diluted share from the expensing of stock options in accordance with the new accounting rules being adopted in 2006.”
     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
     Conference Call
     Grant Prideco’s conference call to discuss fourth quarter financial results is scheduled for Wednesday, February 8, 2006 at 9:00 a.m. EST, (8:00 a.m. CST, 6:00 a.m. PST) and is accessible by dialing (800) 374-1805. For further information on the call or the webcast, please visit the Company’s website at www.grantprideco.com or see the Company’s press release announcing the earnings conference call dated January 20, 2006.
     To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Grant Prideco’s website.
This press release contains, and statements made during our conference call relating to this press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. The results included herein are unaudited and subject to completion of testing from the independent auditors.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$388,726	$283,130	$1,349,997	$945,643
Operating Expenses:
Cost of sales	226,855	161,893	776,486	560,807
Sales and marketing	35,951	35,295	137,133	128,585
General and administrative	25,506	24,736	99,732	85,071
Research and engineering	7,776	5,170	25,693	20,473
Other charges	—	—	—	9,035

	296,088	227,094	1,039,044	803,971

Operating Income	92,638	56,036	310,953	141,672
Interest Expense	(4,770)	(10,547)	(29,148)	(41,889)
Other Income (Expense), Net	(1,858)	(3,573)	5,655	398
Equity Income in Unconsolidated Affiliates	24,410	2,690	58,259	4,600
Refinancing Charges	—	—	(57,086)	—

Income From Continuing Operations Before Income Taxes and Minority Interests	110,420	44,606	288,633	104,781
Income Tax Provision	(30,034)	(14,520)	(89,680)	(34,745)

Income from Continuing Operations Before Minority
Interests	80,386	30,086	198,953	70,036
Minority Interests	(1,990)	(1,136)	(9,949)	(5,243)

Income from Continuing Operations	78,396	28,950	189,004	64,793
Loss from Discontinued Operations, Net of Tax	—	(305)	—	(9,527)

Net Income	$78,396	$28,645	$189,004	$55,266

Basic Net Income Per Share:
Income from continuing operations	$0.60	$0.23	$1.49	$0.53
Loss from discontinued operations	—	—	—	(0.08)

Net income	$0.60	$0.23	$1.49	$0.45

Basic weighted average shares outstanding	129,881	124,669	127,236	123,325

Diluted Net Income Per Share:
Income from continuing operations	$0.59	$0.23	$1.45	$0.51
Loss from discontinued operations	—	—	—	(0.07)

Net income	$0.59	$0.23	$1.45	$0.44

Diluted weighted average shares outstanding	132,724	127,614	130,467	126,091

Cash Flow Data:
Depreciation and amortization	$12,676	$11,442	$46,632	$43,220
Cash provided by operating activities	68,987	36,134	194,676	113,170
Cash used in investing activities	(19,557)	(9,050)	(69,672)	(45,381)
Cash used in financing activities	(44,671)	(14,919)	(144,180)	(39,890)
Capital expenditures (a)	9,177	8,350	29,501	37,879

	December 31,	December 31,
	2005	2004
	(Unaudited)
Balance Sheet Data:
Total assets	$1,540,284	$1,344,466
Total debt	224,529	381,954
Total liabilities	544,129	638,925
Stockholders’ equity	996,155	705,541

Backlog at Period Ended	$813,582	$291,916

(a)	Capital expenditures for property, plant, and equipment excludes acquisitions of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Drilling Products and Services	$173,021	$127,229	$598,900	$390,617
Drill Bits	114,380	91,583	398,227	326,918
Tubular Technology and Services	101,325	64,318	352,870	226,233
Corporate and Other	—	—	—	1,875

	$388,726	$283,130	$1,349,997	$945,643

Operating Income (Loss):
Drilling Products and Services	$49,622	$39,526	$176,181	$90,637
Drill Bits	30,691	18,840	98,616	70,542
Tubular Technology and Services	28,047	9,672	88,286	20,884
Corporate and Other	(15,722)	(12,002)	(52,130)	(40,391)

	$92,638	$56,036	$310,953	$141,672

Depreciation and Amortization:
Drilling Products and Services	$3,538	$3,715	$13,884	$15,109
Drill Bits	4,362	3,447	15,939	12,121
Tubular Technology and Services	2,855	3,379	11,667	12,751
Corporate and Other	1,921	901	5,142	3,239

	$12,676	$11,442	$46,632	$43,220

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$2,424	$1,135	$10,456	$8,808
Drill Bits	1,337	4,871	6,224	18,794
Tubular Technology and Services	3,191	917	7,775	4,986
Corporate and Other	2,225	1,427	5,046	5,291

	$9,177	$8,350	$29,501	$37,879

OTHER INFORMATION AT DECEMBER 31, 2005:

Total Cash	$28,164

Total Debt	$224,529
Total Stockholders’ Equity	996,155

Total Book Capitalization	$1,220,684

Debt to Book Capitalization	18.4%

Net Debt (Net of Cash) to Book Capitalization	16.1%